Exhibit 99.1

bebe stores, inc.
Announces Fourth Quarter and Fiscal Year 2015 Financial Results

Fourth quarter comparable store sales grew 1.1%
Fourth quarter gross margin increased 390 bps
Fourth quarter loss per share from continuing operations was $0.07
Non-GAAP adjusted fourth quarter loss per share from continuing operations was $0.05

BRISBANE, CA. - August 27, 2015 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter and fiscal year ended July 4, 2015.

Jim Wiggett, Chief Executive Officer said, “In Fiscal 2015 we improved our operating results by $35 million or 58% as compared to the prior year. In the fourth quarter, we achieved our fourth consecutive quarter of comparable store sales growth, in addition to improved gross margin and continued SG&A expense reduction. In addition, we maintained our focus on improving our merchandise offering to appeal to the lifestyle needs of the bebe woman, refining our brand message and building upon our omni-channel capabilities. We saw strong performance in key categories including Tops and Bottoms, although our Bohemian collection, particularly day dresses, did not perform to our expectations. We believe that this coupled with the cutback in marketing investments over the past seven months impacted our business. Looking ahead, we are excited about our upcoming fall collections, and look forward to benefiting from a ramp up our marketing spend in August, however, we will be taking markdowns on slow moving merchandise which we expect to pressure sales in the first fiscal quarter of 2016. That said, this should set us up to have a fresh lean inventory position heading into the Fall and holiday seasons. Overall, we are pleased by the progress we have made on our strategic initiatives and continue to see growth opportunity through increased store productivity, further development of our multi-channel strategy for our international, boutique, domestic wholesale and eCommerce businesses.”

For the fourth quarter of fiscal 2015:

Net sales were $104.3 million, an increase of 0.7% from $103.6 million reported for the fourth quarter a year ago. Comparable store sales for the quarter ended July 4, 2015, increased 1.1% compared to a decrease of 1.9% in the comparable period of the prior year.

Gross margin from as a percentage of net sales increased to 34.8% compared to 30.9% in the fourth quarter of fiscal 2014. The improvement in margin was primarily the effect of higher average unit retail during the quarter as compared to the same period last year, partly driven by fewer promotions and markdowns coupled with better leverage from occupancy costs.

SG&A expenses were $41.3 million, or 39.6% of net sales, compared to $56.1 million, or 54.2% of net sales, for the same period in the prior year. The decrease in SG&A expenses was primarily attributable to a $5.4 million reduction in compensation expense reflecting the effects of savings from restructuring activities. Advertising expense contributed $3.7 million to the decrease as the Company has been more selective in the use of advertising dollars. The fourth quarter of the prior year was also impacted by store closure and impairment and closure related charges of $4.1 million.

Loss from continuing operations for the fourth quarter of fiscal 2015 was $5.5 million, or $0.07 per share, on 79.6 million shares outstanding, compared to a loss of $24.2 million, or $0.30 per share, on 79.5 million diluted shares outstanding for the same period of the prior year. Included in loss from continuing operations for the quarter were certain incremental costs totaling $1.2 million including charges related to cyber breach and store impairment.

Excluding the impact of these charges, loss from continuing operations was $4.3 million, or $0.05 per share, for the fourth quarter of fiscal 2015 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including income from discontinued operations of $0.3 million, net loss for the fourth quarter of fiscal 2015 was $5.2 million, or $0.07 per share. Including a loss from discontinued operations of $10.3 million, net loss for the fourth quarter of fiscal 2014 was $34.5 million, or $0.43 per share. Income from discontinued operations during the fourth quarter of fiscal 2015 reflects the effects of finalizing the settlement of leases while the prior year period reflects the operating results of the 2b business, which was shut down on July 5, 2014.

During the quarter ended July 4, 2015, the Company closed three bebe stores and opened one outlet store.

Full year fiscal 2015 results:

Net sales for the fiscal year ended July 4, 2015, were $428.0 million, an increase of 0.7% from $425.1 million for the fiscal year ended July 5, 2014. Comparable store sales for the fiscal year ended July 4, 2015, increased 3.1% compared to a decrease of 3.2% in the prior year.

Loss from continuing operations for the fiscal year ended July 4, 2015, was $25.4 million, or $0.32 per share, compared to a loss of $59.2 million, or $0.75 per share in the prior year. Included in loss from continuing operations for fiscal 2015 was a net $2.3 million in charges related to settlement expenses including the cyber breach, severance and impairment charges. Excluding the impact of these charges, loss from continuing operations was $23.1 million or $0.29 per share for fiscal 2015 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release).

Including loss from discontinued operations of $2.3 million, net loss for fiscal 2015 was $27.7 million, or $0.35 per share. Including loss from discontinued operations of $14.1 million, net loss was $73.4 million, or $0.93 per share, for fiscal 2014. Loss from discontinued operations for both years reflects the operating results of the 2b business, which was shut down on July 5, 2014. For fiscal 2015, the loss from discontinued operations primarily represented expenses related to lease terminations. The Company does not expect any significant costs related to 2b in future periods.

Balance sheet summary:

Cash and investments at July 4, 2015 were $70.1 million.

As of July 4, 2015, average finished goods inventory per square foot increased approximately 13.3% compared to the prior year.

Capital expenditures for the fiscal year were approximately $17.4 million, and depreciation expense was approximately $17.9 million from continuing operations.

First quarter and fiscal 2016 guidance:

For the first quarter of fiscal 2016, the Company expects comparable store sales to be in the negative mid-single digit range. Gross margin is expected to be lower than the prior year due to higher markdowns in the beginning of the quarter to clear through excess inventory due to product miss of the July Bohemian collection. The net loss per share is expected to be in the high teens. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of fiscal first quarter 2016 is anticipated to increase in the mid-teens compared to the first quarter of fiscal 2015. The expected increase in inventory is primarily due to a shift in floor set planning for the calendar year 2015, resulting from accelerated receipts, coupled with a cost per unit increase associated with made for outlet products.

Total capital expenditures for the year are anticipated to be approximately $5 million for new stores, remodels and information technology systems. Depreciation for the year is anticipated to be approximately $17 million.

The Company will continue to evaluate whether dividend payments should be made on a quarterly basis. No dividend was declared for the fourth quarter of fiscal 2015.

For fiscal year 2016, the Company plans to open up to 6 bebe stores and outlet stores, and to close up to 12 bebe and outlet stores, which will result in approximately a 2% decrease in total store square footage from the end of fiscal year 2015. In addition, the number of points of distribution managed by our international licensees is expected to increase up to 12 for the fiscal year.

Withdrawal of Shelf Registration:

The Company announced today that it will be withdrawing its previously filed shelf registration statement of 46,914,055 shares of its common stock held by certain selling shareholders affiliated with the Company’s chairman, Manny Mashouf.

Webcast and Conference call information:

A live audio webcast of bebe stores, inc. fourth quarter and fiscal 2015 earnings release call will be available August 27, 2015 at https://event.webcasts.com/starthere.jsp?ei=1070652. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Jim Wiggett, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.

The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.

To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 65127417. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

SEC Regulation G - Non-GAAP Information

This press release includes non-GAAP adjusted net income (loss) and adjusted diluted earnings (loss) per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table that refers to such in this release. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2015 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2014 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release. Additionally, we cannot provide any assurances as to if, or when, Mr. Mashouf or his affiliates may choose to sell shares of the Company’s common stock.

About bebe

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe and BEBE SPORT brand names. bebe currently operates 163 bebe retail stores, the on-line store, www.bebe.com, and 37 bebe outlet stores. These stores are located in the United States, Puerto Rico and Canada. bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in 20 plus countries.

Contact:

bebe stores, inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	July 4, 2015	July 5, 2014

Assets

Cash and equivalents	$46,947	$94,345
Available for sale securities	17,880	18,665
Inventories, net	31,317	31,683
Total current assets	114,040	160,299
Available for sale securities	5,241	11,941
Property and equipment, net	93,229	93,640
Total assets	216,413	270,355

Liabilities and Shareholders' Equity

Total current liabilities	$40,812	$59,299
Total liabilities	64,844	85,224
Total shareholders' equity	151,569	185,131
Total liabilities and shareholders' equity	216,413	270,355

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended (number of weeks)				For the Year Ended (number of weeks)
	July 4,		July 5,		July 4,		July 5,
	2015 (13)%		2014 (13)%		2015 (52)%		2014 (52)%

Net sales	$104,259	100.0%	$103,569	100.0%	$427,997	100.0%	$425,117	100.0%
Cost of sales, including production and occupancy	67,943	65.2	71,564	69.1	282,816	66.1	286,990	67.0

Gross margin	36,316	34.8	32,005	30.9	145,181	33.9	138,127	33.0
Selling, general and administrative expenses	41,288	39.6	56,093	54.2	170,279	39.8	197,796	44.1

Operating income (loss)	(4,972)	(4.8)	(24,088)	(23.3)	(25,098)	(5.9)	(59,669)	(11.1)
Interest and other income, net	(110)	(0.1)	(5)	—	368	0.1	257	0.1

Income (loss) before tax	(5,082)	(4.9)	(24,093)	(23.3)	(24,730)	(5.8)	(59,412)	(11.0)
Income tax provision (benefit)	395	0.4	135	0.1	645	0.2	(163)	(0.1)

Income (loss) from continuing operations	(5,477)	(5.3)	(24,228)	(23.4)	(25,375)	(5.9)	(59,249)	(10.9)

Loss from discontinued operations, net of tax	251	0.2	(10,258)	(9.9)	(2,297)	(0.5)	(14,133)	(1.2)

Net Income (loss)	$(5,226)	(5.0)%	$(34,486)	(33.3)%	$(27,672)	(6.5)%	$(73,382)	(12.1)%

Basic loss per share amounts:
Loss from continuing operations	$(0.07)		$(0.30)		$(0.32)		$(0.75)
Loss from discontinued operations	—		(0.13)		(0.03)		(0.18)
Net Loss	$(0.07)		$(0.43)		$(0.35)		$(0.93)

Diluted loss per share amounts:
Loss from continuing operations	$(0.07)		$(0.30)		$(0.32)		$(0.75)
Loss from discontinued operations	—		(0.13)		(0.03)		(0.18)
Net Loss	$(0.07)		$(0.43)		$(0.35)		$(0.93)

Basic weighted average shares outstanding	79,644		79,462		79,616		79,234
Diluted weighted average shares outstanding	79,644		79,462		79,616		79,234

Number of stores open at beginning of period	203		226		207		242
Number of stores opened during period	1		1		9		2
Number of stores closed during period	3		20		15		37
Number of stores open at end of period	201		207		201		207

Number of stores expanded/relocated during period	4		2		10		3

Total square footage at end of period (000's)	786		820		786		820

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com. The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Three Months Ended July 4, 2015			For the Three Months Ended July 5, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Loss	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(5.0)	$(5.5)	$(0.07)	$(24.1)	$(24.2)	$(0.30)

Charges, net of income tax where applicable

Store impairment and closure related costs	0.3	0.3	—	4.1	4.1	0.05
Costs related to severance, recruiting and retention	0.2	0.2	—	3.9	3.9	0.05
Settlement and other consulting related expense, net	0.8	0.8	0.01	1.9	1.9	0.02
	1.2	1.2	0.02	9.9	9.9	0.12

Non-GAAP financial measure	$(3.8)	$(4.3)	$(0.05)	$(14.2)	$(14.3)	$(0.18)

	For the Year Ended July 4, 2015			For the Year Ended July 5, 2014
	Operating	Net	Net Income (Loss)	Operating	Net	Net Income (Loss)
	Income (Loss)	Income (Loss)	Per Share	Income (Loss)	Income (Loss)	Per Share
	from continuing	from continuing	from continuing	from continuing	from continuing	from continuing

GAAP financial measure	$(25.1)	$(25.4)	$(0.32)	$(59.7)	$(59.2)	$(0.75)

Charges, net of income tax where applicable

Store impairment and closure related costs	0.5	0.5	0.01	6.6	6.6	0.08
Costs related to severance, recruiting and retention	0.8	0.8	0.01	4.0	4.0	0.05
Settlement and other consulting related expense, net	1.0	1.0	0.01	1.8	1.8	0.02
	2.3	2.3	0.03	12.4	12.4	0.16

Non-GAAP financial measure	$(22.8)	$(23.1)	$(0.29)	$(47.2)	$(46.8)	$(0.59)